Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-162729 on Form S-4 of our reports dated March 10, 2009, relating to the consolidated financial statements and financial statement schedule of Sykes Enterprises, Incorporated, and the effectiveness of Sykes Enterprises, Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sykes Enterprises, Incorporated for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Tampa, Florida
December 31, 2009